EXHIBIT 10.5

[Unofficial English translation from Hebrew]

Appendix H

                          , 2013

To:

Mr. / Mrs.

Form of Letter of Exemption

On March 20, 2013, the Company's Audit Committee and Board of Directors decided to exempt all Company officeholders specified in Appendix A to this Letter of Exemption from their liability towards it, in whole or part, due to damage caused due to the violation of the duty of care towards the Company (hereinafter: the "Exemption Decision"), excluding damage due to the violation of the duty of care of a director in a distribution, as this term is used in the Companies Law, 5729 – 1999 (hereinafter: the "Companies Law").

Subsequently, on ________________, 2013, the Company's General Meeting approved, with the legally required majority, the Exemption Decision. We hereby inform you that since you serve and/or served and/or may serve as an Officeholder in the Company and/or in the Company's subsidiary and/or related company and/or are employed and/or were employed and/or may be employed by the Company and/or its subsidiary and/or related company, the Company hereby confirms and undertakes towards you, subject to the provisions of an law, as follows:

Subject to the provisions of Sections 259 and 263 of the Companies Law, or any legal provision that replaces them, the Company releases you in advance from any liability towards it for any damage caused to it and/or that was caused to it, whether directly or indirectly, due to the violation of your duty of care towards it in your actions made in good faith by force of your service as an officeholder and/or employee in the Company and/or in its subsidiaries and/or associate companies, as these may be from time to time, except for the violation of the duty of care in a distribution.

The Company's undertakings under this Letter of Exemption shall be interpreted broadly and in accordance with the purpose for which they are designed, insofar as permitted by law. In case of any contradiction between any provision of this Letter of Exemption and a provision of law that may not be stipulated, changed or added to, such provision of law shall prevail, but this shall not adversely affect or derogate from the effect of the other provisions of this Letter of Exemption.

The provisions of this Letter of Exemption shall not derogate from the provisions of any Letter of Indemnity you are given by the Company, if any.

"Action" or any derivative for the purposes of this Letter of Exemption -	as defined in the Companies Law, also including decisions and/or omissions and including all actions you have performed prior to the date of this Letter of Exemption in the periods of your employment and/or service as a Company officeholder and/or in the period of your service as an officeholder, employee or agent of the Company in any other corporation whose securities the Company holds directly and/or indirectly.

"Officeholder" for the purposes of this Letter of Exemption -	as this term is used in the Companies Law, including any employee to whom the Company decides to grant a Letter of Indemnity.

Mainrom Line Logistics Ltd.

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Appendix A to the Letter of Exemption

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